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CONTACTS:
Lynn Schroeder             Randy Bresee                 Jill Schmahl
Investor Relations                  CFO                 Thomson Financial/Carson
Tel: 831-427-7399          Tel: 831-427-7261            Tel: 253-943-3883
lynnsc@tarantella.com      randy@tarantella.com         jill.schmahl@tfn.com
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Tarantella, Inc. Provides Update For Fiscal 2001 Fourth Quarter Operational
Expenses Reduced to Reflect Uncertain Economy

Santa Cruz, CA (October 11, 2001) - Tarantella, Inc. (Nasdaq: TTLA) today provided preliminary financial information for its fiscal fourth quarter ended September 30, 2001 and announced a reduction in its operating expense structure.

Revenue for the fiscal fourth quarter is expected to be 8-12% lower than the previously provided guidance of $4.5 million. Final company results for the fourth quarter will be announced on November 5, 2001, after the market closes.

Doug Michels, CEO of Tarantella stated, "While fourth quarter results showed significant improvement over the third quarter, we are disappointed that we did not achieve our projected level of revenue growth. We continue to be impacted by worldwide economic conditions, especially the reduction in enterprise IT spending. Additionally, several significant government and New York financial sector transactions were delayed directly as a result of the tragic events of September 11th."

Michels continued, "We expect to see continued growth in our business going forward. However, given the uncertainties surrounding the overall economy, we feel it is prudent to base our performance targets on growth rates consistent with our recent experience. In order to achieve our profitability goals based on a lower revenue level and with less risk, we have decided to significantly reduce our ongoing expense structure."

The company announced measures that are expected to lower the expense run-rate by 31% or approximately $3 million per quarter. With these reductions, management believes it can meet its objectives of preserving cash and achieving profitability from operations by the end of its current fiscal year. These actions will result in a one-time charge of about $2 million.

Measures include:

     o    Reducing global headcount by approximately 30%.

     o    Implementing tight expense controls, including freezing salaries.

     o Consolidating or eliminating certain facilities and business units to further reduce costs.

     o Executing a one year cash compensation reduction plan: Executive officer cash compensation will be reduced by 30%, with the entire senior management team taking a tiered reduction. These actions will reduce cash outlay by about $1 million annually, which equates to approximately a 20% reduction in senior management cash compensation. Employees required to participate in this program are being given discounted stock options, with accelerated vesting, equivalent to two shares for every dollar of cash compensation reduction.

Concurrent with the actions being taken, the company has implemented its annual employee incentive stock option plan distribution. Approximately 2 million shares are being distributed to employees, which is consistent with prior year practices.

Michels concluded, "The value proposition that Tarantella offers to the marketplace is very compelling. We remain committed to our goals of reaching operating profitability at the end of our 2002 fiscal year and of firmly establishing Tarantella as a key element of IT infrastructures worldwide."

Interested parties may hear the final company results for fourth fiscal quarter on November 5, 2001 at 1:45 p.m. PST by accessing the audio webcast via phone at
(913) 981-5520 or at www.tarantella.com/investor or www.streetevents.com (search "TTLA").
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For Tarantella Investors

This release contains forward-looking statements, including statements relating to the Company's expectations for overall revenues for its fourth fiscal quarter ended September 30, 2001, expected reductions in operating expenses, the Company's intentions to preserve cash and achieve profitability, and its goals to reach operating profitability at the end of its 2002 fiscal year. The Company's actual results may differ materially from the results discussed in these forward-looking statements. Factors that may contribute to such a difference include, but are not limited to, the Company's ability to achieve projected revenue growth, the Company's ability to achieve profitability, its ability to control expenses and preserve cash, the Company's ability to make structural changes, its ability to continue to invest in research and development, uncertainty in domestic and international markets, the conclusion or success of strategic opportunities, general market conditions including the Company's ability to compete in the highly competitive and rapidly changing marketplace, and other risks detailed from time to time in the Company's SEC filings, including forms 10-Q and 10-K. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Tarantella, Inc.

Tarantella, Inc. provides enterprise network infrastructure software to manage and deliver applications, information and services over public and private networks. Tarantella Enterprise 3 software is the only product that transparently provides managed, web-based access to corporate applications from network clients anywhere in the world. Tarantella Enterprise 3 software is a scalable, reliable and secure solution that does not require changes to applications or application servers. For more information, please visit http://www.tarantella.com.

Tarantella, Tarantella Enterprise 3, and the Tarantella logo are trademarks or registered trademarks of Tarantella, Inc. in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of their respective owners.